DLH REPORTS THIRD QUARTER FISCAL YEAR 2015 RESULTS

•	Revenue increased 6.9% over prior year third quarter

•	Gross margin improved by 31.6% compared to the prior year third quarter

•	Adjusted EBITDA increased to $0.8 million versus $0.4 million in prior year third quarter

•	Earnings per share - diluted increased to $0.04 versus $0.03 in prior year third quarter

•	Cash on hand $4.7 million, working capital surplus $1.6 million, zero debt

•	Management to conduct conference call/webcast today, August 6, 2015, at 11:00 a.m. ET

Atlanta, Georgia – August 6, 2015 – DLH Holdings Corp. (NASDAQ: DLHC), a leading provider of innovative healthcare services and solutions to Federal agencies, announces financial results for its third quarter ended June 30, 2015.

Financial Highlights

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
($ in thousands, except per share amounts)	2015	2014	2015	2014
Revenue	$16,781	$15,692	$48,357	$44,914
Gross margin	$3,038	$2,308	$8,302	$6,619
Gross margin %	18.1%	14.7%	17.2%	14.7%
Income from operations	$763	$268	$1,538	$559
Net income	$437	$251	$489	$582
Earnings per share - basic	$0.05	$0.03	$0.05	$0.06
Earnings per share - diluted	$0.04	$0.03	$0.05	$0.06
Other Data
EBITDA adjusted for other non-cash charges	$840	$373	$2,001	$1,011
Pro forma EPS, fully diluted*	$0.04	$0.03	$0.09	$0.06
* Adjusted to reflect impact of settlement of retroactive payments. See reconciliation to GAAP EPS below.

Management Discussion

"We are very pleased that our delivery of productivity based, cost effective solutions continues to provide value to our clients while delivering strong financial performance, with improvement in all key metrics compared to the prior year period," stated DLH President and Chief Executive Officer Zach Parker. "We continue to have a strong backlog and have qualified a robust pipeline of new business opportunities, principally in healthcare, with emphasis on telehealth and pharmacy operations management. Given growing healthcare needs, we believe we are well-positioned for continued success.”

Kathryn JohnBull, DLH Chief Financial Officer, remarked on the quarter's financial results: "We continue to generate strong operating cash flow and have a net cash position of nearly $5 million as of June 30. Our ongoing focus on effective management of our contracts has yielded continuing improvement to our key metrics, as we delivered growth in revenue, gross margin, and adjusted EBITDA for the third quarter and year to date, compared to the prior year periods.

Results for Three Months Ended June 30, 2015

Revenue was $16.8 million, an increase of $1.1 million or 6.9% over prior year third quarter. The increase in revenue is due primarily to contracts awarded in 2014 and expansion of existing contracts.

Gross margin of $3.0 million increased by $0.7 million, or 31.6%, over prior year third quarter. As a percentage of revenue, our gross margin rate of 18.1% improved by 3.4% over prior year third quarter. Favorable margin results are attributable to improved contract performance and higher margins on new business.

General and administrative (“G&A”) expenses primarily relate to functions such as operations overhead, corporate management, legal, finance, accounting, contracts administration, human resources, management information systems, and business development. G&A expenses were $2.3 million, an increase of $0.3 million over prior year third quarter, due principally to planned expenses related to managing and growing our contract base. As a percent of revenue, G&A expenses increased by 0.7% over prior year third quarter, and were within anticipated levels required to manage and grow our contract base.

Income from operations was approximately $0.8 million, an increase of approximately $0.5 million over prior year third quarter due to improved gross margin, offset in part by increased G&A expenses as described above.

Net income was approximately $0.4 million or $0.05 per basic share and $0.04 per diluted share, compared to net income of $0.3 million or $0.03 per basic and diluted share in the prior year period due principally to improved gross margin.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”(1)) for the third quarter ended June 30, 2015 was approximately $0.8 million, an increase of approximately $0.5 million, or 125.2%, over the prior year third quarter. This increase is due principally to increased gross margin.

Results for Nine Months Ended June 30, 2015

Revenue for the nine months ended June 30, 2015 was $48.4 million, an increase of $3.4 million or 7.7% over prior year period. The increase in revenue is due primarily to contracts awarded in 2014 and expansion of existing contracts.

Gross margin for the nine months ended June 30, 2015 was approximately $8.3 million, an increase of $1.7 million, or 25.4%, over prior year. As a percentage of revenue, our gross margin rate of 17.2% for the nine months ended June 30, 2015 improved by 2.5% over prior year period. Favorable margin results are due principally to improved contract performance and higher margins on new business.

General and administrative (“G&A”) expenses primarily relate to functions such as operations overhead, corporate management, legal, finance, accounting, contracts administration, human resources, management information systems, and business development. G&A expenses for the nine months ended June 30, 2015 were approximately $6.7 million, an increase of $0.7 million over prior year period, due principally to planned expenses related to managing and growing our contract base. As a percent of revenue, G&A expenses increased by 0.6% over prior year period, and were within planned levels required to manage and grow our contract base.

Income from operations for the nine months ended June 30, 2015 was approximately $1.5 million, an increase of approximately $1.0 million over the prior year period due to improved gross margin of $1.7 million, offset in part by $0.7 million increased G&A expenses as described above.

Other expense of approximately $0.7 million was principally due to the settlement of the retroactive payment claim in our second quarter and represents a variance of approximately $(0.7) million over the prior year period. As a part of our reporting for the quarter ended March 31, 2015, we removed the accruals of estimated revenue and expense which were recorded in the year ended September 30, 2008. The net expense related to this issue is non-cash and not related to income from current operations.

Net income for the nine months ended June 30, 2015 was approximately $0.5 million, or $0.05 per basic and diluted share, compared to $0.6 million or $0.06 per basic and diluted share in the prior year period, due principally to the other expense in fiscal year 2015 second quarter. Excluding the non-cash, non-operating charge of $0.6 million ($0.4 million after-tax) related to the settlement of the retroactive payment claim, the nine months ended June 30, 2015 generated net income of $0.9 million or $0.09 per basic and diluted share, compared to net income of $0.6 million or $0.06 per basic and diluted share in the prior year period.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges for the current nine months ended June 30, 2015 was approximately $2.0 million, an increase of approximately $1.0 million over the prior year nine months period. This increase is due principally to increased gross margin as described in the preceding paragraphs.

Reconciliation of GAAP Net Income and EPS to Pro Forma Net Income and EPS:

Resolution of the retroactive payment claim resulted in a non-cash, non-operating charge that reduced our accounts receivables by $9.3 million and our accounts payable by $8.7 million for a net charge to earnings of approximately $0.6 million ($0.4 million after-tax) for the nine months ended June 30, 2015. Management believes that showing net income and earnings per share (EPS) before the impact of the settlement of the retroactive payment claim allows for a consistent comparison of the Company’s operating performance between periods. A reconciliation of pro forma net income (in thousands) and pro forma EPS with GAAP net income (in thousands) and EPS is as follows:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Income	$437	$251	$489	$582
Adjustment for retroactive payment claim, net	—	—	377	—
Pro Forma Net Income	$437	$251	$866	$582

EPS, fully diluted	$0.04	$0.03	$0.05	$0.06
Adjustment for retroactive payment claim, net	$—	$—	$0.04	$—
Pro forma EPS, fully diluted	$0.04	$0.03	$0.09	$0.06

Reconciliation of Adjusted EBITDA (a Non-GAAP Financial Measure) to Net Income

(1)  We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”), as a supplemental non-GAAP measure of our performance. We define Adjusted EBITDA as net income plus (i) interest and other expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses — equity grants. This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize this non-GAAP measure to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that this non-GAAP measure is useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. This non-GAAP financial measure is limited in its usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, this non-GAAP measure may be unique to the Company, as it may be different from the definition of non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA with net income is as follows, shown in dollars in thousands:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
($ in thousands)	2015	2014	2015	2014
Net income	$437	$251	$489	$582
(i) Interest and other (income) expenses (net)	34	17	723	(23)
(ii) Provision for taxes	292	—	326	—
(iii) Depreciation and amortization	5	27	45	80
(iv) G&A expenses - equity grants	72	78	418	372
EBITDA adjusted for other non-cash charges	$840	$373	$2,001	$1,011

Conference Call and Webcast

Interested parties may participate in the conference call by dialing into the conference call line at 1-866-515-2914; international callers dial 1-617-399-5128 (passcode 41127307) approximately five to 10 minutes prior to the call. The conference call will also be available on replay starting at 3:00 p.m. ET on August 6, 2015 and ending on August 13, 2015. For the replay, please dial 1-888-286-8010 (passcode 74921875) or 1-617-801-6888 for international callers.

About DLH

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a technical services provider to the Federal government in health and logistics. Headquartered in Atlanta, GA the company was named as a Top 100 Public Company by Georgia Trend, and is a member of the National Defense Industrial Association. DLH has over 1,200 employees working in 25 states throughout the country.  For more information, visit the corporate web site at www.dlhcorp.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer
Kathryn M. JohnBull, Chief Financial Officer
DLH
1776 Peachtree Street, NW
Atlanta, GA 30309
866-952-1647
Email: investorrelations@dlhcorp.com

TABLES TO FOLLOW

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$16,781	$15,692	$48,357	$44,914
Direct expenses	13,743	13,384	40,055	38,295
Gross margin	3,038	2,308	8,302	6,619
General and administrative expenses	2,270	2,013	6,719	5,980
Depreciation and amortization	5	27	45	80
Income from operations	763	268	1,538	559
Other income (expense), net	(34)	(17)	(723)	23
Income before income taxes	729	251	815	582
Income tax expense	292	—	326	—
Net income	$437	$251	$489	$582

Earnings per share - basic	$0.05	$0.03	$0.05	$0.06
Earnings per share - diluted	$0.04	$0.03	$0.05	$0.06

Pro forma EPS without retroactive settlement
Earnings per share - basic	$0.05	$0.03	$0.09	$0.06
Earnings per share - diluted	$0.04	$0.03	$0.09	$0.06

Weighted average common shares outstanding
Basic	9,552	9,602	9,580	9,566
Diluted	9,956	9,677	9,990	9,660

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	(unaudited)
	June 30, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$4,738	$3,908
Accounts receivable, net	3,079	12,372
Deferred taxes, net	84	84
Other current assets:	418	510
Total current assets	8,319	16,874
Equipment and improvements, net	187	63
Deferred taxes, net	4,187	4,513
Goodwill	8,595	8,595
Other long-term assets	43	27
Total assets	$21,331	$30,072
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	2,109	11,465
Accounts payable, accrued expenses, and other current liabilities	4,642	4,746
Total current liabilities	6,751	16,211
Other long term liabilities	10	15
Total liabilities	6,761	16,226
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued 9,551 at June 30, 2015 and 9,568 at September 30, 2014; outstanding 9,551 at June 30, 2015 and 9,566 at September 30, 2014	10	10
Additional paid-in capital	76,315	76,083
Accumulated deficit	(61,755)	(62,244)
Treasury stock, 0 shares at cost at June 30, 2015 and 3 shares at cost at September 30, 2014	—	(3)
Total shareholders’ equity	14,570	13,846
Total liabilities and shareholders' equity	$21,331	$30,072